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Exhibit 11.1

Piper Jaffray Companies
Earnings Per Share
(Dollars and Shares in Thousands, Except Per Share Data)

The components of earnings per share are:

	Pro Forma
	Nine Months Ended September 30, 2003		Year Ended December 31, 2002
	Actual	As Adjusted	Actual	As Adjusted
Net Income	$29,345.0	$26,366.0	$106.0	$3,920.0
Weighted-Average Common Shares Outstanding	19,254.8	19,254.8	19,160.3	19,160.3
Net effect of the Assumed Purchase of Stock based on the Treasury Stock Method for Options and Stock Plans	—	—	—	—

Weighted-Average Diluted Common Shares Outstanding	19,254.8	19,254.8	19,160.3	19,160.3
Earning per share	$1.52	$1.38	$0.01	$0.21

Diluted earnings per share	$1.52	$1.38	$0.01	$0.21

USB/PJC Share Conversion:
Weighted-Average Common Shares Outstanding	1,925,475.0	1,925,475.0	1,916,027.0	1,916,027.0
Exchange Ratio (USB shares for 1 Company share)	100.0	100.0	100.0	100.0

	19,254.8	19,254.8	19,160.3	19,160.3

Notes:

1.
Assumes a stock conversion ratio of 1 share of Company common stock for every 100 shares of USB common stock.

 Piper Jaffray Companies
Earnings Per Share—If 2,000,000 restricted shares granted at distribution date
(Dollars and Shares in Thousands, Except Per Share Data)

The components of earnings per share are:

		Pro Forma
		Nine Months Ended September 30, 2003		Year Ended December 31, 2002
(Dollars and Shares in Thousands, Except Per Share Data)		Actual	As Adjusted	Actual	As Adjusted
Net Income		$29,345.0	$26,366.0	$106.0	$3,920.0
Stock-based compensation expense, after-tax			(6,234.8)		(8,313.0)

Pro forma Net Income			$20,131.2		$4,383.0
Weighted-average common shares outstanding		19,254.8	19,254.8	19,160.3	19,160.3
Net effect of the assumed purchase of stock based on the treasury stock method for options and stock plans		—	147.7	—	136.4

Weighted-average diluted common shares outstanding		19,254.8	19,402.5	19.160.3	19.296.6
Earning per share		$1.52	$1.05	$0.01	$(0.23)

Diluted earnings per share		$1.52	$1.04	$0.01	$(0.23)

Net effect of assumed purchase of stock based on treasury stock method for restricted stock:
Restricted Shares Granted
Outstanding Shares		$—	2,000.0	$—	2,000.0
Average Grant Price		$—	$27.71	$—	$27.71

Value of Grants		$—	$55,420	$—	$55,420
Number of Unvested shares
Outstanding Shares		—	1,625.0	—	1,500.0

		—	1,625.0	—	1,500.0
Unrecognized Deferred Compensation (Assumed Proceeds) + Outstanding Shares (Value of Unvested Restricted Shares)		$—	$45,028.8	$—	$41,565.0

		$—	$45,028.8	$—	$41,565.0

Average Share Price (for period)		$—	$30.48	$—	30.48

Number of Potential Repurchased Shares		—	1,477.3	—	1,363.6

Number of Unvested Restricted Shares		—	1,625.0	—	1,500.0
Less: Number of Dilutive Shares Repurchased		—	1,477.3	—	1,363.6

Diluted Shares for Stock Plans		—	147.7	—	136.4

USB/PJC Share Conversion:
Weighted-average common shares outstanding		1,925,475.0	1,925,475.0	1,916,027.0	1,916,027.0
Exchange ratio (USB shares for 1 PJC share)	100	100.0	100.0	100.0	100.0

		19,254.8	19,254.8	19,160.3	19,160.3

Notes:

1.
Assumes a stock conversion ratio of 1 share of PJC for every 100 shares of USB stock.

2.
Restricted Stock
Assumes all 2,000,000 shares authorized under the long-term incentive plan were granted as shares of restricted stock to officers, directors and employees, the restricted stock vests ratably over a four-year period and the average stock price during the periods shown was 10% higher than an assumed market price on the grant date of $27.71 (based on November 30, 2003 U.S. Bancorp stock price). The dilutive effect of restricted stock, if and when granted by our company, will depend on the vesting provisions and other terms of these awards and the actual average stock price of our common stock for the applicable periods for which earnings per share is presented.

Basic Shares: Shares shall be included in Based EPS as of the date that all necessary conditions have been satisfied. Outstanding shares that are contingently returnable (unvested) shall be included if the condition is satisfied by the end of the period (i.e. vested).

Dilutive Shares: Diluted EPS shall be based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the contingency period.

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Piper Jaffray Companies Earnings Per Share (Dollars and Shares in Thousands, Except Per Share Data)
Piper Jaffray Companies Earnings Per Share—If 2,000,000 restricted shares granted at distribution date (Dollars and Shares in Thousands, Except Per Share Data)